SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549

                      _____________________

                            FORM 8-K

                         CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 18, 1997

                    Presidio Capital Corp.
       (Exact Name of Registrant as Specified in Charter)


   British Virgin Islands         0-25780              N/A
(State or Other Jurisdiction   (Commission        (IRS Employer
   of Incorporation)           File Number)    Identification No.)


c/o Hemisphere Management (Cayman) Limited
Zephyr House, Mary Street, Grand Cayman
Cayman Islands, British West Indies                  N/A
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code:(441)295-9166


  (Former Name or Former Address, if Changed Since Last Report)

Item 1.  Changes in Control of Registrant.

          According to a Schedule 13D/A (the "PHC 13-D") filed by Presidio Holding Company, LLC ("PHC"), on July 18, 1997, pursuant to a Stock Purchase Agreement by and among Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Tinicum Partners, L.P., Farallon Capital Offshore Investors, Inc., The Common Fund and Consolidated Press International Ltd., as Sellers, and PHC as Purchaser (the "Purchase Agreement"), PHC acquired an aggregate of 4,553,380 Class A Common Shares of Presidio Capital Corp. ("PCC" or the "Company") for an aggregate cash purchase price of $113,834,500. Also, on July 22, 1997, PHC acquired 1,002,206 Class A Common Shares from Fernwood Associates, L.P., Fernwood Restructurings Ltd., Fernwood Foundation, L.P. and Fernwood Total Return Holdings Ltd. for an aggregate cash purchase price of $25,055,150. Together, the acquisitions resulted in PHC owning approximately 63.1% of the outstanding Class A Common Shares of the Company. The Purchase Agreement is hereby incorporated by reference in its entirety to this Item.

          Subsequent to the transfer of the Class A Common Shares, IR Partners, a New York general partnership which owns all of the outstanding Class B Common Shares of the Company, contributed its entire interest in the Company to IRP II, LLC ("IRP II") an affiliate of IR Partners. On August 28, 1997, PHC purchased the entire interest of this affiliate for $30 million under the terms and conditions of the IRP Purchase Agreement (the "IRP Purchase Agreement") dated as of August 28, 1997 by and between PHC and IR Partners. After giving effect to such purchase, PHC is the owner of approximately 67.6% of the outstanding Common Shares of the Company. In connection with the sale, Charles E. Davidson and Joseph M. Jacobs resigned as Class B directors. The IRP Purchase Agreement is hereby incorporated by reference in its entirety to this Item.

           According to the PHC 13-D, the sources of funds used to pay for the Class A Common Shares and the interest in IRP II were capital contributions received from the members of Northstar Operating, LLC ("Northstar"), the single member of PHC. Northstar received such funds from long-term loans from a commercial lender on terms that include an equity participation factor and which require repayment out of Net Available Cash.

          In connection with the foregoing purchase of the IRP II interest, PHC acquired the limited partner interests in T-Two General, L.P. and agreed to acquire Roundhill Associates Limited Partnership and Roundhill Associates Limited Partnership II (collectively, the "T-2 Organizers"), the owners of T-Two Holding, LLC ("T-2"). PHC also entered into a management agreement with the general partner of T-Two General, L.P., and the existing administrative services agreement among Wexford Management LLC, T-Two Partners, L.P. and T-Two Corp. was terminated.

Item 5   Other Events.

          Pursuant to the Rights Offering Agreement, dated as of March 19, 1996, among the Company, the T-2 Organizers and T-2, the T-2 Organizers are obligated to conduct a rights offering, or equivalent transaction, in favor of PCC shareholders. The rights offering is to be made to such holders of PCC common shares at an exercise price and on such terms as are approved by a majority of the Class A Directors. As owner of more than 58% of the Class A Common Shares and owner of the T-2 Organizers, PHC will be able to determine the terms of such rights offering.

          On August 20, 1997, Angelo, Gordon & Co., L.P. and M.H. Davidson & Co. sent a notice to the Board of Directors of the Company in which they indicated that through funds and accounts managed by them, they were the beneficial owners of a majority of the Shares of the Company not held by "Control Parties" for purposes of the Company's Memorandum of Association. Furthermore, they requested that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of the Company effective as of August 20, 1997 or as promptly as practicable thereafter in accordance with the Memorandum of Association of the Company and applicable law.

          The Company has filed an application to withdraw its application for a declaratory judgment with respect to a written resolution of PHC dated July 25, 1997.

          The complete text of the press release regarding the sale of the Class B Common Shares and matters related thereto issued by the Company, which is the post-bankruptcy successor to Integrated Resources, Inc., is attached hereto as an exhibit and is hereby incorporated by reference in its entirety to this Item.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          c.   Exhibits

               2.1 Purchase Agreement (Incorporated by reference to Exhibit A of the Schedule 13D/A filed by Farallon Capital Partners, L.P., et. al., dated July 18, 1997.)

               2.2  IRP Purchase Agreement (Incorporated by reference to
Exhibit 2 of the Schedule 13D/A filed by PHC dated August 28, 1997.)

               99.1  Press Release, dated September 9, 1997

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                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         PRESIDIO CAPITAL CORP.



Dated:  September 9, 1997                By:/s/ Jay L. Maymudes
                                              Jay L. Maymudes
                                              Vice President, Treasurer and
                                              Chief Financial Officer